Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

BROADBAND MANAGEMENT SOLUTIONS, LLC

BMS SUBSIDIARY, INC.

and

STARGUS, INC.

July 2, 2004

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3.30.	Suppliers.	29
3.31.	Disclosure.	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		30

4.1.	Organization and Authority.	30
4.2.	Authorization; Binding Obligation.	30
4.3.	No Violations.	30

ARTICLE V CERTAIN COVENANTS		31

5.1.	Information.	31
5.2.	Ancillary Agreements.	32
5.3.	Tax Matters.	32
5.4.	Employees and Employee Benefits; Options.	32
5.5.	Notice to Parent.	33
5.6.	Conduct of the Business.	34
5.7.	Material Consents.	36
5.8.	Confidentiality.	36
5.9.	Exclusive Dealing.	36
5.10.	Settlement of Litigation.	37
5.11.	Intangible Asset Information.	37
5.12.	Financial Statements.	37
5.13.	Further Assurances.	38
5.14.	Expenses.	38
5.15.	Additional Post-Closing Covenants.	38
5.16.	Capitalization Certificate.	39
5.17.	Disclosed Obligations.	39
5.18.	Indemnification.	39
5.19.	Stockholder Approval.	39
5.20.	Satisfaction of Liens. Prior to Closing the Company shall satisfy, pay and discharge the Liens.	40
5.21.	Assignment of Business Intellectual Property.	40

ARTICLE VI CLOSING		40

6.1.	Conditions Precedent to Each Party’s Obligations.	40
6.2.	Conditions Precedent to Parent’s Obligations.	40
6.3.	Conditions Precedent to Company’s Obligations.	42

ARTICLE VII INDEMNIFICATION, SURVIVAL AND DISPUTE RESOLUTION		43

7.1.	Indemnification and Survival of Representations and Warranties and Covenants.	43
7.2.	Indemnification Procedures.	44
7.3.	Claims for Damages.	44
7.4.	Procedure of Indemnification – Other Claims.	46
7.5.	Dispute Resolution.	46

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7.6.	Release of Escrow.	46
7.7.	Limitation of Liability.	46

ARTICLE VIII TERMINATION		47

8.1.	Termination.	47
8.2.	Procedure and Effect of Termination.	48
8.3.	Waiver.	48

ARTICLE IX MISCELLANEOUS		48

9.1.	Notices.	48
9.2.	Expenses.	49
9.3.	Entire Agreement.	49
9.4.	Assignment; Binding Effect; Severability.	50
9.5.	Governing Law.	50
9.6.	Execution in Counterparts.	50
9.7.	Public Announcement.	50
9.8.	No Third Party Beneficiaries.	50
9.9.	Further Assurances.	50
9.10.	Interpretation.	50
9.11.	Amendments.	51
9.12.	Appointment of Stockholder Representative.	51

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of July 2, 2004 among Stargus, Inc. a Delaware corporation, (“Company”), Broadband Management Solutions, LLC, a Delaware limited liability company (“Parent”) and BMS Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Subsidiary”).

RECITALS

WHEREAS, Company is engaged in the Business;

WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Subsidiary have determined that the merger of the Subsidiary with and into the Company (the “Merger”) is consistent with and in furtherance of the long-term business strategy of Parent and the Company and is in the best interests of, Parent and the Company and their respective stockholders;

WHEREAS, the parties intend that the Merger will be treated for federal income tax purposes as a “qualified stock purchase” of the Company (within the meaning of Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) by the sole shareholder of Subsidiary; and;

WHEREAS, Company and Parent will enter into the Escrow Agreement (as hereinafter defined) and other ancillary agreements regarding certain actions relating to implementation of the transactions contemplated hereby (the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounting Principles” shall have the meaning set forth in Section 3.4.

“Accounts Payable” shall have the meaning set forth in Section 3.20.

“Accounts Receivable” shall have the meaning set forth in Section 3.20.

“Adjustment Payment” shall have the meaning set forth in Section 2.3.

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the Recitals.

“Ancillary Agreements” shall have the meaning set forth in the Recitals.

“Appraisal” shall have the meaning set forth in Section 5.11.

“Balance Sheet” means the pro forma balance sheet of Company as of the Effective Time.

“BRC” means Broadband Royalty Corporation, a Delaware corporation and subsidiary of Parent.

“Business” shall mean the business of developing and providing policy-based network management and control software solutions and any other business of Company, on the date hereof and at any time from the date hereof until the Effective Time.

“Business Assets” shall have the meaning set forth in Section 3.6.

“Business Day” means a day which is not a Saturday, a Sunday or a statutory or civic holiday in the Commonwealth of Pennsylvania.

“Business Employees” means all individuals who are employed by Company.

“Business Financial Statements” shall have the meaning set forth in Section 3.4.

“Business Intellectual Property” shall have the meaning set forth in Section 3.18.

“Capitalization Certificate” means a written certification by each of the chief executive officer and chief financial officer of Company stipulating each record owner of Shares and designating the number of Shares owned by each record owner, including all Common Stock Equivalents and the calculation of the Entitlement Ratio, as of immediately prior to the Effective Time.

“CERCLA” shall have the meaning set forth in Section 3.12.

“CERCLIS” shall have the meaning set forth in Section 3.12.

“Certified Financial Statements” shall have the meaning set forth in Section 5.12.

“Claim Notice” shall have the meaning set forth in Section 7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Financial Statements” means the consolidated financial statements of Company for the period beginning January 1, 2004 and ending as of the Effective Time, certified by the chief financial officer of Company as true and complete in all material respects.

“Closing Payment” shall have the meaning set forth in Section 2.3.

“Code” shall have the meaning set forth in the recitals.

“Common Stock Equivalents” means with respect to any Shares other than Common Stock of the Company, the number of shares of Common Stock of Company issuable upon exchange, exercise or conversion of such Shares.

“Confidential Information” means any information concerning the businesses and affairs of any member of Company Group that is not already generally available to the public.

“Contracts” shall mean all contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales order or any other agreement to which any member of Company Group is a party, whether oral or written.

“Company Group” means Company and each of its subsidiaries.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.1.

“Damages” means any and all losses, liabilities, damages including, punitive, special, exemplary and consequential, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Disclosed Obligations” means all liabilities, claims, investigations, suits, actions, proceedings or inquiries relating to Banc of America or Teradyne arising out of, relating to or resulting from any actions or events occurring or contracts entered into prior to the Effective Time.

“Dispute Notice” shall have the meaning set forth in Section 7.5.

“Dissenter’s Rights” shall have the meaning set forth in Section 6.2.

“Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any charge, claim, security interest, community property interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, use, condition, occupancy, assignment, operation or ownership, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim and any restrictive covenant or other agreement, restriction or limitation of the subject property.

“Entitlement Ratio” means with respect to any Stockholder, the ratio, expressed as a fraction, equal to the number of Common Stock Equivalents of Shares held by such Stockholder immediately prior to the Effective Time divided by all Common Stock Equivalents of Shares held by all Stockholders immediately prior to the Effective Time.

“Environmental Laws” shall have the meaning set forth in Section 3.12.

“Environmental Liabilities” means any and all Damages, known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, arising out of or related to:

(i) environmental conditions, including without limitation, the presence, Release, threat of Release or Management of Hazardous Substances, occurring or existing prior to the Effective Time, at, on, in, under or from the Premises, or any other property now or previously owned, operated or leased by Company or in connection with the operation of the Business; or

(ii) environmental conditions arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances prior to the Effective Time generated by or on behalf of Company or in connection with the operation of the Business; or

(iii) any violation which occurred prior to the Effective Time of any then-applicable Environmental Law (including without limitation costs and expenses for pollution control or monitoring equipment required by Environmental Laws to bring Company into compliance with Environmental Laws and fines, penalties and reasonable defense costs incurred for such reasonable time after the Effective Time to come into compliance).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Company under Section 414(o) of the Code.

“Escrow Agent” means Law Debenture Trust Company.

“Escrow Agreement” shall have the meaning set forth in Section 2.4.

“Escrow Fund” shall mean $1,700,000.

“Expenses” for the purposes of this Agreement, shall mean any expenses that are recorded in accordance with GAAP, including accrual for liabilities incurred except for the severance payments and benefits in an amount up to $222,000 in the aggregate for the chief executive officer and the chief financial officer of Company, which payments are specifically excluded from Expenses.

“Final Expense Adjustment” means the amount, if any, by which the Expenses, incurred by Company Group during the Measurement Period exceed $1,300,000.

“Final Expense Adjustment Holdback” shall mean an amount equal to one hundred fifty percent (150%) of the Preliminary Expense Adjustment.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any foreign country, or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

“Governmental Permits” shall mean any and all of the governmental permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations, consents and other licenses relating to the use or occupancy of the Premises, issued to any member of Company Group or which are used by any member of Company Group, or are otherwise necessary or material to, the operation of the Business, the use by any member of Company Group of the Premises, or the conduct of the Business at the Premises.

“Hazardous Substances” shall have the meaning set forth in Section 3.12.

“including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Indebtedness” means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of the balance sheet as at the date Indebtedness is to be determined, except accounts payable which are not more than 60 days past due and accrued liabilities arising in the ordinary course of business, and in any event, shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) liabilities as lessee under leases of real and/or personal property which have been or should be, in accordance with GAAP, recorded as capital leases, (iii) liabilities secured by any Encumbrance on property owned or acquired, whether or not such liability shall have been assumed, (iv) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (v) liabilities in respect of unfunded vested benefits, (vi) reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (vii) all obligations arising under any consulting or noncompetition agreement entered into in connection with an acquisition of assets or the purchase of stock or other equity interests of any Person, to the extent such obligations have been capitalized.

“Indemnified Person” shall have the meaning set forth in Section 7.1.

“Indemnifying Person” shall have the meaning set forth in Section 7.1.

“Independent Accountants” shall have the meaning set forth in Section 2.3.

“Intellectual Property” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending Patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents and all improvements to the inventions disclosed in each such registration or Patent, (iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and distinctive configurations of goods claimed as trademarks (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States (e.g., associated with the .com, .de, ca, .au, .net or .org top level domains) and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by statutes, treaties, conventions and common law and unfair competition laws, (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (xiv) licenses to any of the foregoing (whether as licensee or licensor).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means with respect to any representation, warranty or statement of any Person that is qualified by such Person’s “knowledge,” the actual knowledge after reasonable investigation of such Person, which, in the case of any Person that is an entity, means the executive officers of such Person.

“Leased Real Estate” shall have the meaning set forth in Section 3.16.

“Leases” shall have the meaning set forth in Section 3.16.

“Leave of Absence” means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

“Liens” means the encumbrances set forth on Schedule 3.6 other than the liens in favor of Worldcom Communications, Inc.

“Manage” or “Management” when used with respect to Hazardous Substances, has the meaning set forth in Section 3.12.

“Material Adverse Effect” means any change or effect (or series of related changes or effects) which has had or is likely to have a material adverse change in or effect upon the business, financial condition, properties, results of operations or near-term prospects for future orders, of Company or the Business.

“Material Real Estate Impairment” means (1) a material adverse change in the value of any one or more of the individual Premises so affected or (2) material impairment or interference of the use of, or the conduct of the Business at, any one or more of the individual Premises so affected.

“Measurement Period” means the period beginning May 1, 2004 to and including the earlier of the Effective Time or June 30, 2004.

“Medical Leave” means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

“member” means with respect to Company Group, the Company or any subsidiary of Company.

“Multiemployer Plan” shall have the meaning ascribed thereto in Sections 3(37) and 4001(a)(3) of ERISA.

“Option” shall have the meaning ascribed to such term in Section 3.4.

“Parent” shall have the meaning set forth in the Recitals.

“Patents” means U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Paying Agent” shall have the meaning set forth in Section 2.5.

“Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Schedule 3.6; and (ii) customary imperfections in title not material in extent or amount and which, individually or in the aggregate, do not interfere with the conduct of the Business, do not cause a Material Real Estate Impairment to any Premises and do not materially affect the value of any member of Company Group, taken collectively.

“Person” means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“Plans” shall have the meaning set forth in Section 3.10.

“Preliminary Expense Adjustment” means Company’s estimate of the Final Expense Adjustment certified in writing by the Chief Financial Officer of Company as set forth in this Agreement.

“Premises” means the Leased Real Estate.

“Proposal” shall have the meaning set forth in Section 5.9.

“Merger Consideration” shall have the meaning set forth in Section 2.3.

“Release” shall have the meaning set forth in Section 5.4.

“Released” shall have the meaning set forth in Section 3.12.

“Remediation” means investigation, cleanup, remedial action or other response action.

“Response Period” shall have the meaning set forth in Section 7.2.

“Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and “Return” means any one of the foregoing Returns).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the issued and outstanding shares of capital stock of Company, together with all Options and all capital stock issuable upon conversion or exercise of such Options.

“Stockholder” means a holder of Shares.

“Stockholder Representative” means William Stuart.

“subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Survival Period” means: (i) for representations and warranties other than as set forth in subsection (ii), a period of one (1) year from the Effective Time; (ii) for representations and warranties contained in Section 3.6 (Title), Section 3.24 (Title to Shares) and covenants, indefinitely; provided, however, that in each case, if any claim for Damages is made by any Indemnified Person against an Indemnifying Person arising out of or relating to any representation, warranty or covenant within the applicable Survival Period, the Survival Period shall be deemed to be extended with respect to such claim until final resolution thereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

“Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

“Ten Day Notice” shall have the meaning set forth in Section 2.3.

“Third Party Business Intellectual Property” means Intellectual Property used in the conduct of Business but which is owned by a third party and licensed to any member of Company Group.

“Threshold Amount” shall have the meaning set forth in Section 7.1.

“Transfer Taxes” shall have the meaning set forth in Section 5.3.

“Undisclosed Liabilities” means any liability or obligation of any nature, whether due or to become due, absolute or contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet, or (b) liabilities disclosed on Schedule 3.13 or otherwise in the Business Financial Statements, this Agreement or the Schedules hereto.

ARTICLE II

THE TRANSACTION

2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2) in accordance with the Delaware General Corporation Law (the “DGCL”), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2. The Closing; Effective Time; Surviving Corporation. (a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreed to by the parties hereto, on July 16, 2004 or such other time as mutually agreed by the parties following the satisfaction or waiver of all of the Closing conditions set forth in Article VI hereto (the “Closing Date”).

(b) The Merger shall become effective at such time (the “Effective Time”) at which the Certificate of Merger, substantially in the form attached hereto as Exhibit 2.2 or such form as is acceptable to the parties, shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”).

(c) From and after the Effective Time (i) each Share outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist; (ii) the Certificate of Incorporation of Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation; (iii) the bylaws of Subsidiary shall be the bylaws of the Surviving Corporation; (iv) the officers and directors of the Surviving Corporation shall be as designated in Exhibit 2.2(c), and such officers and directors shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and (v) the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

2.3. Merger Consideration.

(a) The aggregate merger consideration to be paid by Parent shall be $17,000,000, less an amount equal the Final Expense Adjustment (the “Merger Consideration”).

(b) Three (3) business days prior to Closing, Company shall deliver to Parent the Preliminary Expense Adjustment. In the event Parent disputes the Preliminary Expense Adjustment, Company and Parent shall negotiate in good faith and shall resolve any such dispute prior to Closing. On or before thirty (30) days after Parent’s receipt of the Closing Financial Statements, Parent shall deliver Parent’s written estimate of the Final Expense Adjustment to Stockholder Representative. In the event that Stockholder Representative disputes Parent’s estimated Final Expense Adjustment, then Stockholder Representative shall deliver a written notice of dispute to Parent setting forth in detail the nature of the dispute within ten (10) business days after receipt of Parent’s estimated Final Expense Adjustment (“Ten Day Notice”). Stockholder Representative and Parent shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Ten Day Notice. In the event that Stockholder Representative fails to deliver the Ten Day Notice within the time set forth in this subsection, Parent’s written estimate of the Final Expense Adjustment shall be deemed the final and conclusive Final Expense Adjustment. In the event of a dispute pursuant to this Section 2.3(b), no payments shall be made by Parent to Company or Stockholder Representative or by Stockholders to Parent pursuant to Section 2.3(d) until final resolution of such dispute.

(c) If Stockholder Representative duly provides Parent such Ten Day Notice, and if Parent and Stockholder Representative fail to resolve the issues outstanding with respect to their Final Expense Adjustment pursuant to Section 2.3(b) within 30 days thereafter, Parent and Stockholder Representative shall submit the issues remaining in dispute to Deloitte & Touche or other mutually acceptable firm, as independent public accountants (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Parent and Stockholder Representative (y) shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents, and (z) shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Parent and Stockholder Representative within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Final Expense Adjustment; and (iii) Stockholders and Parent will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination provided that in the event that either Stockholder Representative’s or Parent’s estimate of the Final Expense Adjustment, as submitted to the Independent Accountants, varies from the Final Expense Adjustment finally determined by the Independent Accountants, by greater than ten percent (10%), the party with the greatest variance shall bear all such fees and costs. Stockholders portion of such fees and costs shall be released from the Escrow Fund and Stockholder Representative shall promptly furnish Escrow Agent with authorization for such release.

(d) The Merger Consideration shall be paid as follows: (i) Parent shall pay an aggregate amount of $17,000,000, minus the Final Expense Adjustment Holdback, and the amount of the Escrow Fund (the “Closing Payment”) each Stockholder pursuant to Section 2.5, in an amount equal to such Stockholder’s Entitlement Ratio multiplied by the Closing Payment the Effective Time; and (ii) within five days of determination of the final and conclusive Final Expense Adjustment (A) in the event that the Final Expense Adjustment exceeds the Final Expense Adjustment Holdback, Stockholders shall refund to Parent the amount by which the Final Expense Adjustment exceeds the Final Expense Adjustment Holdback from the Escrow Fund and Stockholder Representative shall promptly furnish Escrow Agent with authorization for such release, or (B) in the event that the Final Expense Adjustment Holdback exceeds the Final Expense Adjustment, Parent shall pay to Stockholders on the same basis as the Closing Payment in accordance with the Entitlement Ratio the amount by which the Final Expense Adjustment Holdback exceeds the Final Expense Adjustment (in either event, the “Adjustment Payment”). All cash payments to Stockholders shall be made by wire transfer of immediately available funds into the accounts, or by check mailed to the addressees, specified by Stockholder Representative in writing at least three (3) Business Days prior to the Closing.

2.4. Escrow Account. At Closing the Stockholder Representative, Parent and the Escrow Agent will execute and deliver an escrow agreement, in substantially the form of Exhibit 2.4 (the “Escrow Agreement”). Upon execution of the Escrow Agreement at Closing, Parent will issue and deliver to the Escrow Agent cash in an amount equal to the Escrow Fund which will be placed in escrow and held pursuant to Article 7. By Stockholder Representative’s execution of the Escrow Agreement, Stockholders shall, without any further act, be deemed to have consented to and approved the deposit of the Escrow Fund with the Escrow Agent and to all of the other terms, conditions and limitations set forth in the Escrow Agreement.

2.5. Surrender of Certificates.

(a) From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except the right to receive in exchange therefore, upon surrender thereof to American Stock Transfer & Trust Company or such other agent designated by Parent (the “Paying Agent”), the cash to which such holder is entitled pursuant to Section 2.3.

(b) In the event any Certificate representing the Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the cash to which such holder is entitled deliverable in respect thereof determined in accordance with this Article II. When authorizing such payment in exchange therefore, the Board of Directors of Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Parent such indemnity as it may reasonably direct as protection against any claim that may be made against Parent or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Company represents and warrants to Parent that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article III), except as set forth in the various Schedules identified below in this Article III delivered by Company to Parent on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and lettered paragraphs contained in this Article III and any items set forth on such Disclosure Schedule shall only modify those representations and warranties where it is apparent on its face from the text of the Disclosure Schedule that the representation and warranty is modified.

3.1. Organization and Authority.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Company has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Company has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated. True, complete and correct copies of the formation documents, bylaws, stock ledgers and minutes of all director, stockholder, and committee meetings (to the extent minutes were taken at such meetings) of Company have been made available to Parent prior to the date hereof.

(b) Schedule 3.1(b) sets forth the name and state of incorporation of each direct and indirect subsidiary of Company. Each such subsidiary is duly organized and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease or operate its assets or properties and to carry on its business as it is now being conducted. Each subsidiary of Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

(c) The following affirmative votes of stockholders of the Company are required to for approve and adopt this Agreement, the Merger and the transactions contemplated thereby is, in accordance with the DGCL, the Company’s Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time: (i) a majority of the outstanding shares of Company Common Stock and Preferred Stock voting together; and (ii) a majority of the outstanding shares of stock of Series A, Series B and Series C Preferred Stock voting together as a class (the “Company Stockholders’ Approval”).

(d) This Agreement has been approved by the Board of Directors of the Company, and each of the Company and Stockholder Representative has full power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, and, subject to obtaining the Company Stockholder Approval and the making of the Merger Filing, to perform all the terms and conditions hereof and thereof to be performed by such party, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action.

3.2. Authorization; Binding Obligation. This Agreement has been duly executed and delivered by Company and Stockholder Representative, and constitutes the valid and legally binding obligations of Company and Stockholder Representative, enforceable against each of them in accordance with its terms.

3.3. No Violations.

(a) Except as disclosed on Schedule 3.3(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Company and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of Company, (ii) result in a violation of any statute, rule, regulation or ordinance applicable to Company or the assets of Company, (iii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Governmental Permit, material lease, agreement, Contract, license, instrument, or other material arrangement or commitment which relates to the Shares or the Business Assets, (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body,

(A) having jurisdiction over Company or any of its assets or properties, and (B) having jurisdiction over the Shares, the Business or the Business Assets, or (v) violate any Lease or Permitted Encumbrance, except in the case of Sections 3.3(a)(ii) through (iv) where failure of compliance would not individually or in the aggregate have a Material Adverse Effect or delay the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.3(b), Company Stockholder Approval and the making of the Merger Filing, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be made by Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.4. Capitalization; Financial Statements.

(a) The authorized equity securities of Company and each of its subsidiaries is set forth on Schedule 3.4(a). All issued and outstanding shares of capital stock, as the case may be are validly issued and are fully paid, nonassessable and free of preemptive rights or Encumbrances, and are held of record and beneficially by Stockholders with respect to Company, and by Company with respect to its subsidiaries, as set forth in Schedule 3.4(a) hereto.

(b) Except as set forth on Schedule 3.4(b) hereto, there are: (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Company or any of its Affiliates or any Stockholder to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional equity interests of any member of Company Group or obligating any member of Company Group to grant, extend or enter into any such agreement or commitment (each an “Option”), and (ii) no voting trusts, proxies or other agreements or understandings to which any member of Company Group is a party or is bound with respect to the voting of any equity interests of any member of Company Group. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to any member of Company Group. True, accurate and complete copies of any items listed on Schedule 3.4(b) have been delivered to Parent prior to the date hereof.

(c) Attached hereto as Schedule 3.4(c) are the consolidated financial statements of Company for the three (3) years ended and as at December 31, 2003, which have, with respect to the fiscal year ended December 31, 2001, been audited by the former accountants for Company, together with the consolidated, unaudited financial statements of Company for the four-month period ended April 30, 2004 (such financial statements of Company and the Balance Sheet being referred to collectively herein as the “Business Financial Statements”). The Business Financial Statements have been compiled from and are in all material respects in accordance with Company books and records and (i) fairly present the financial condition, assets and liabilities of Company as of their dates and the results of operations of Company for the periods then ended and (ii) have been prepared in accordance with GAAP consistently applied (the “Accounting Principles”). During the four fiscal years ended December 31, 2003, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to any member of Company Group other than in accordance with newly adopted accounting procedures and policies described on Schedule 3.4(c).

(d) The Capitalization Certificate shall be true and complete in all respects as of the Effective Time.

3.5. Absence of Changes. Except as disclosed on Schedule 3.5, since December 31, 2003:

(a) each member of Company Group has (i) conducted its business only in the usual and ordinary course and (ii) operated its business in accordance with past practices;

(b) there has not been any material change (or series of changes) in the business, financial condition, properties, assets, results of operations of any member of Company Group;

(c) no member of Company Group has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees;

(d) no member of Company Group has suffered any Damage, destruction or loss of any tangible or intangible assets, properties or items which would have been included as Business Assets but for such Damage, destruction or loss (whether or not covered by insurance) in excess of $10,000;

(e) no member of Company Group has suffered any strike or other labor trouble that has had or would reasonably be expected to have a Material Adverse Effect on the relationship between any member of Company Group and the Business Employees, or has entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees;

(f) there has not been any change or, to the knowledge of any member of Company Group, any threat of any change in any of its relations with, or any loss or, to the knowledge of any member of Company Group, threat of loss of, any of the suppliers, distributors or customers who account for more than 3% of the source of supply or sales of the Business or which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

(g) there has not been any cancellation, expiration, non-renewal or waiver of any right under any Contract, license or permit which cancellation, expiration, non-renewal or waiver, has had or could reasonably be expected to have a Material Adverse Effect or a Material Real Estate Impairment; and

(h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, Contracts, properties or rights of the Business other than in the ordinary course of business consistent with past practice.

3.6. Assets. Except as disclosed on Schedule 3.6, each member of Company Group has and through consummation of the transactions contemplated by this Agreement, will continue to maintain good and marketable title to, or leasehold interest in or sufficient licenses to use, all of the assets used to conduct the Business as currently conducted (“Business Assets”) free and clear of any Encumbrances, except for the Permitted Encumbrances set forth on Schedule 3.6.

3.7. Personal Property. Except as set forth on Schedule 3.7, the items of personal property included in the Business Assets, are in good operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.8. Permits, Licenses. Except as set forth on Schedule 3.8 or Schedule 3.12(a), there are no material Governmental Permits, or other consents or authorizations necessary for or used to carry on the Business or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by each member of Company Group or as will be conducted, occupied or utilized by them immediately after the Effective Time, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, each member of Company Group has all Governmental Permits or other consents or authorizations necessary for or used to carry on the Business, the Business Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by each member of Company Group or as will be conducted, occupied or utilized by them immediately after the Effective Time, which are required by currently effective laws, rules or regulations, except such Governmental Permits, consents or authorizations which, if not obtained or maintained, would not have or cause a Material Adverse Effect. Each member of Company Group is and has been in material compliance with such Governmental Permits or other consents or authorizations.

3.9. Compliance with Laws and Litigation. Each member of Company Group is in material compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of any of the Premises (whether prior or subsequent to the Effective Time). Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of any member of Company Group, threatened against Company Group or with respect to the Business, or the Premises, as are currently being conducted, occupied and utilized by each member of Company Group.

3.10. Employee Matters.

(a) Schedule 3.10(a) lists all employee benefit plans and employment or severance agreements or other similar arrangements to which Company Group, or any ERISA Affiliate of Company Group, is a party or by which any of them is bound, legally or otherwise, including, without limitation, (1) any “employee welfare benefit plan” or “employee pension benefit plan” (within the meaning of Sections 3(1) or 3(2) of ERISA) the “Benefit Plans”), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to Company Group automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (4) any employment agreement not terminable on 30 days (or less) written notice. The plans, agreements and arrangements described in this Section 3.10(a) may be referred to herein as the “Benefit Arrangements”. Company has delivered or made available to Parent correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the IRS with respect to each Benefit Plan which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a), (iii) the most recent IRS Form 5500, including all schedules thereto and financial statements with attached opinions of independent auditors, and (iv) all related agreements, insurance contacts and other Agreements which implement each such Benefit Arrangement.

(b) None of the Benefit Arrangements is (i) a plan subject to Title IV of ERISA or (ii) a Multiemployer Plan. Neither Stockholder, Company Group nor any ERISA Affiliate of Stockholder or Company Group has ever contributed to or had an obligation to contribute to any Multiemployer Plan or plan subject to Title IV of ERISA.

(c) To the Company’s knowledge, Company Group has no liability to the Internal Revenue Service with respect to any Benefit Plan intended to be qualified under Section 401 of the Code and there does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Benefit Plan which has or could result in a lien upon or claim with respect to any of Company’s or any Subsidiary’s assets, or Parent’s being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty or payment of any nature (other than benefits payable in the ordinary course).

(d) Except as set forth in Schedule 3.10, each group health plan that provides health coverage to any present or former employee of Company or any ERISA Affiliate has operated in substantial compliance with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder, relating to the continuation of health coverage.

(e) Except as set forth in Schedule 3.10(e), neither Company nor any ERISA Affiliate has made nor shall make or cause to be made to any current employee of Company or any ERISA Affiliate, and there has not been made to any former employee of Company or any ERISA Affiliate, any payment, including without limitation, payment in the form of wages or other consideration pursuant to any employment agreement or Benefit Plan, that did or will constitute in the aggregate a “parachute payment” within the meaning of Section 280G(b) of the Code.

(f) Schedule 3.10(f) contains a list and description of each currently effective:

(i) collective bargaining, union or other employee association agreements; each employment agreement (if not listed on Schedule 3.10(a)), consulting or advisory agreement, employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbooks; and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972 as amended. Except as set forth on Schedule 3.10(f) or Schedule 3.10(a), Company Group is (1) not a party to any collective bargaining agreement, or any employment, consulting or advisory agreement, covering any employee or agent of the Company Group; and (2) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan covering any employee of the Company Group; and

(ii) group life, health, medical, dental or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs of Company or any ERISA Affiliate with respect to employees and former employees.

(g) Except as described in Schedule 3.10(g), neither Company nor any Subsidiary has carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of Company or any Subsidiary, and there are no significant threats of work stoppage or labor trouble by employees of Company or any Subsidiary. Company and each Subsidiary has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety and plant closing. To the Company’s knowledge, neither Company nor any Subsidiary is liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(h) Each Benefit Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has been so determined to be tax-qualified by the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred that would adversely affect that determination. Each Benefit Plan and/or Benefit Arrangement is in material compliance with its terms and, both as to its form and in its operation, with the requirements prescribed by any and all Legal Requirements that are applicable to such Benefit Plan or Benefit Arrangement, including without limitation ERISA and the Code, as applicable.

(i) To the Company’s knowledge, neither Company nor any ERISA Affiliate has any liability with respect to any transaction in violation of Section 404 or 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code to which any Benefit Plan is subject.

(j) To the Company’s knowledge, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Benefit Plan and/or Benefit Arrangement that is pending, threatened or anticipated against Company or any ERISA Affiliate, other than routine claims for benefits.

(k) To the Company’s knowledge, neither Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Benefit Plan. The Company and each ERISA Affiliate have made all required contributions under each Benefit Plan for all periods through and including the Effective Time or proper accruals have been made and are reflected on the appropriate balance sheet and books and records.

3.11. Agreements. Schedule 3.11 contains a complete and correct list of all Contracts entered into by any member of Company Group, including, but not limited to, all material Contracts, (a) which have unexpired terms of more than one (1) year or cannot be terminated by any member of Company Group which is a party thereto without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to any member of Company Group or the Business of more than $50,000; or (c) pursuant to which there were payments by or to any member of Company Group or the Business of more than $50,000 for the calendar year ended December 31, 2003. True and correct copies of the Contracts listed on Schedule 3.11 have been delivered or made available to Parent. Each of such Contracts is valid, binding and enforceable against each member of Company Group which is a party thereto and the other parties thereto, in accordance with its terms, and to the best knowledge of any member of Company Group is in full force and effect. Except as set forth in Schedule 3.11, to the best knowledge of any member of Company Group, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.11, no member of Company Group has received any written claim from any other party to any such Contract that any member of Company Group has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Except as disclosed on Schedule 3.11, there are no Contracts to which any member of Company Group is a party that contain provisions relating to agreements not to compete that bind any member of Company Group which affect or restrict the conduct of the Business as currently conducted by any member of Company Group or could reasonably be expected to affect or restrict the conduct of the Business, as intended to be conducted by Parent after the Effective Time.

3.12. Environmental Matters. (a) Except as set forth on Schedule 3.12(a), each member of Company Group holds and is in material compliance with all Governmental Permits required under all applicable statutes, rules, regulations, ordinances and orders of any governmental entity relating to the protection of the environment, Hazardous Substances (as defined below) and human and employee health and safety (“Environmental Laws”) in connection with the Business, the Premises and the Business Assets, and all of such Governmental Permits are in full force and effect. All such Governmental Permits are listed on Schedule 3.12(a) and any that are not transferable are so designated. Each member of Company Group has made timely application for renewals of all such Governmental Permits for which Environmental Laws require that applications must be filed on or before the Effective Time to maintain such Governmental Permits in full force and effect. No member of Company Group has reason to believe that such renewals will not be issued in the ordinary course or will require payment of money (other than customary renewal fees in amounts not greater than $5,000 in the aggregate) or imposition of conditions not currently contained in such Governmental Permits. Except as set forth on Schedule 3.12(a), each member of Company Group has, in connection with the Business (which for purposes of Section 3.12 shall include the Business as now or formerly operated) materially complied with and are not in material violation of any applicable Environmental Laws. Each member of Company Group will use best efforts to prepare and file all applications for the transfer of such Governmental Permits in adequate time for transfer to Parent prior to the Effective Time.

(b) Except as set forth on Schedule 3.12(b), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best knowledge of any member of Company Group, threatened by any governmental or other entity: (i) with respect to any alleged violation of any Environmental Laws applicable to the Business, the Premises or the Business Assets; or (ii) with respect to any alleged failure to have any Governmental Permit required in connection with the Business, the Premises or the Business Assets; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, “Management” or “Manage”) of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls (“PCBs”), petroleum products, asbestos, radioactive materials and any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority (“Hazardous Substances”) by or on behalf of any member of Company Group or any predecessors in interest or in connection with the operation of the Premises, the Business or the Business Assets.

(c) Except as set forth on Schedule 3.12(c), no member of Company Group has received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation, remediation or any response action of or with respect to the presence of any threatened or actual Release (as defined below) of any Hazardous Substance in connection with the Premises, the Business or the Business Assets.

(d) Except as set forth on Schedule 3.12(d), no member of Company Group Manages, or has Managed, any Hazardous Substances in quantities or in a manner which requires Governmental Permits or in a manner which has caused, causes or threatens to cause a Release (as defined below) in connection with the Premises, the Business or the Business Assets. Except as set forth on Schedule 3.12(d), in connection with the Premises, the Business or the Business Assets, to the knowledge of any member of Company Group, no PCBs or asbestos-containing materials are present at any property now or, to the best knowledge of Company, previously owned, operated or leased by any member of Company Group or its predecessor in interest, nor are there any underground storage tanks, active or abandoned, at any property now or, previously owned, operated or leased by any member of Company Group or its predecessor in interest.

(e) Except as set forth on Schedule 3.12(e), in connection with the Premises, the Business or the Business Assets, no Hazardous Substance Managed by or on behalf of any member of Company Group or any predecessor in interest has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any member of Company Group or Parent for clean-up costs, remedial work, Damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(f) Except as set forth on Schedule 3.12(f), in connection with the Premises, the Business or the Business Assets, to the knowledge of any member of the Company Group, no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released”) at, on, about or under any property now or formerly owned, operated or leased by any member of Company Group or any predecessor in interest in violation of Environmental Laws or in a manner which has created a condition which has or could require remediation, investigation or other response activity under Environmental Laws or for which any member of Company Group could have responsibility or liability.

(g) Except as set forth on Schedule 3.12(g), in connection with the Premises, the Business or the Business Assets, no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Company or in relation to any property now owned, operated or leased by any member of Company Group. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

(h) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental authority or regulatory agency, is required to be made by any member of the Company Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each member of Company Group has or will prepare and file all applications for permit transfers, if any, in adequate time for transfer to occur prior to the Effective Time hereunder.

(i) Except as set forth on Schedule 3.12(i), no member of Company Group has knowledge of any other facts or circumstances related to the Premises, the Business or the Business Assets, including current, proposed or pending Environmental Laws that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities affecting any member of Company Group or any Parent. To the Company’s knowledge, no member of Company Group has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or liabilities.

(j) Except as listed on Schedule 3.12(j) and heretofore provided to Parent, in connection with the Premises, the Business or the Business Assets, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of any member of Company Group or, to the best knowledge of any member of Company Group, by any other party in relation to any property or business now or previously owned, operated or leased by any member of Company Group.

3.13. No Undisclosed Liabilities. No member of Company Group (with respect to the Business, the Business Assets or the Shares) has any Undisclosed Liabilities, except liabilities incurred in the ordinary course of business consistent with past practices since December 31, 2003, none of which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

3.14. Warranty Claims. Except as set forth on Schedule 3.14 and the Balance Sheet, there are no pending or, to the knowledge of any member of Company Group, threatened claims for the breach of any express or implied warranty made with respect to any member of Company Group, except for claims which involve claims for money, property or services of less than $5,000 in the aggregate.

3.15. Business Assets. Except as set forth on Schedule 3.15:

(a) All Business Assets are located at the locations specified on Schedule 3.15(a) and any Business Assets that are not located on the Premises will be, as of the Effective Time, clearly identified as belonging to Company.

(b) The Business Assets and Parents’ rights under the Ancillary Agreements, constitute all of the assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary or desirable to enable Parent after the Effective Time to operate the Business or the Business Assets in a manner consistent with Company Group’s past practice.

3.16. Real Estate.

(a) Real Estate Leases.

(i) Schedule 3.16(a) sets forth a list of all Business Assets that constitute leases or rights of occupancy pursuant to which any member of Company Group leases or subleases any real property or interest therein related to or used in the Business (collectively, as heretofore modified, amended or extended, the “Leases”), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (collectively, the “Leased Real Estate”). Except as set forth on Schedule 3.16(a), one or more members of Company Group is the lessee under all Leases, and no party other than one or more of members of Company has any right to possession, occupancy or use of any of the Leased Real Estate. Copies of (A) leasehold title insurance policies and commitments therefore, title reports, surveys, licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies, permits applications, communications and correspondence for applications or approvals relating to the use, ownership, occupancy or operation of the Leased Real Estate and other documents, pertaining to the Leased Real Estate, if any, that are in the possession or control of Company, and (B) each of the Leases, including all amendments, modifications and extensions, and together with all material subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, Estoppel Certificates, recognition agreements, prime lessor or leasehold mortgage documents and any other material documents related thereto and (C) any other material agreements relating to the Leases have been made available by Company to Parent. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.16(a), no member of Company Group has received any written notice or has knowledge of any material default under any provision of any of the Leases which default remains uncured. There is no material default by Company in the payment of rent or any fees due under any Lease. No Company Group member has given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured. No default has occurred which limits or conditions the rights of lessee more than if the default had never occurred. Upon consummation of the Merger, except as set forth in Schedule 3.16(a), none of the rights of the lessee thereunder shall be impaired, and all of such rights shall be enforceable by Parent after closing without the need of further consents or approvals of third parties, including without limitation, any such right to purchase the property or extend or renew the lease term. No other party to any Lease has given notice under any Lease to any member of Company Group which could result in remedies that diminish, limit or eliminate Lessee’s rights under the Lease.

(b) Except as set forth in Schedule 3.16(b), Company Group is in actual possession of the Leased Real Estate. Company Group has good and valid title to all the leasehold estates conveyed under the Leases free and clear of all material Encumbrances, including, without limitation, any material security interests, conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or reservations of any nature whatsoever.

(c) Except as set forth on Schedule 3.16(c), no member of Company Group has received written notice from or has any knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof, or (B) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, alterations or other work have not yet been cured or performed, as applicable. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the knowledge of any member of Company Group, no such action, proceeding or litigation is threatened.

(d) Except as set forth on Schedule 3.16(d), there are no brokerage commissions or finder’s fees due from any member of Company Group which are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

(e) Except as set forth on Schedule 3.16(e), there have been no casualties or condemnation or eminent domain proceedings which could result in the termination by any landlord pursuant to the terms of such lease or pursuant to the written agreement of the landlord and tenant or in the exercise by any mortgagee of payment of casualty proceeds or condemnation or eminent domain awards for purposes other than reconstruction or replacement of the Leased Real Estate.

3.17. Tax Matters. Except as set forth on Schedule 3.17:

(a) Each member of Company Group has (i) duly filed or provided, or has had filed or provided on its behalf, all material Returns required to be filed by it, and each such Return is true, complete and accurate in all material respects; (ii) paid, or has had paid on its behalf, all material Taxes required to be paid with respect to such Returns; and (iii) in accordance with GAAP has provided for, on its books of account and related records, liability for all other current material Taxes not yet paid. The unpaid Taxes of Company Group do not exceed the reserve for Tax liabilities set forth in the most recent financial statement of Company Group by any material amount (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the members of Company Group in filing their Tax Returns.

(b) No member of Company Group and its Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. No member of Company Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. No member of Company Group has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

(c) No member of Company Group is a party to any Tax allocation or sharing agreement. No member of Company Group (A) has been a member of an “affiliated group” filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than members of the Company Group under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) There is no action, suit, proceeding or claim currently pending regarding Taxes with respect to any member of Company Group. No Return of any member of Company Group is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of any member of Company Group is currently pending. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from any member of Company Group. Company has delivered to Parent true and complete copies of all income tax Returns filed by each member of Company Group in each of the three most fiscal years ending prior to the date of this Agreement and copies of all communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes for such period.

(e) There is no ruling issued to any member of Company Group concerning Taxes from (or with) any Governmental Authority which would have Material Adverse Effect on any member of the Company Group after the Effective Time.

(f) No member of Company Group has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) There is no lien or security interest in favor of any Governmental Authority on any of the assets of any member of Company Group that arose in connection with the failure (or alleged failure) to pay any Tax except for customary liens for current Taxes not yet due and payable.

(h) Each member of Company Group has withheld and deposited all Taxes required to be withheld and deposited with respect to payments made to employees and other persons.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all of the Intellectual Property relating to and necessary to utilize the Business Assets and relating to and necessary to conduct the Business, as utilized and conducted by any member of Company Group prior to the Effective Time, and as to be utilized and conducted by the Surviving Corporation and its subsidiaries immediately after the Effective Time (the “Business Intellectual Property”), and further identifies such Intellectual Property as either Company Business Intellectual Property or Third Party Business Intellectual Property, as appropriate.

(b) To each member of Company Group’s best knowledge and with respect to the Business Intellectual Property other than know-how that is not proprietary to any Person, except as set forth in Schedule 3.18(b), no member of Company Group nor any of their respective Affiliates has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and no member of Company Group nor any of their respective Affiliates has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any member of Company Group must license or refrain from using any Business Intellectual Property). To the best knowledge of each member of Company Group, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Business Intellectual Property other than know-how that is not proprietary to any Person.

(c) With respect to the Business Intellectual Property, Schedule 3.18(c) identifies each patent, copyright, trademark, service mark or other registration that has been issued to any member of Company Group, identifies each pending patent application or application for registration which any member of Company Group has made, and identifies each license, agreement, or other permission which Company has granted to any third party (together with any exceptions). With respect to the Business Intellectual Property, Company Group has delivered to Parent correct and complete copies of all such patents, copyrights, trademarks, service marks, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.18(c) also identifies each trade name or unregistered trademark or service mark used by any member of Company Group in connection with the Businesses or the Business Assets. With respect to each item of Transferred Business Intellectual Property identified or required to be identified in Schedule 3.18(c):

(i) Company Group possess all right, title, and interest in and to the item, free and clear of any security interest, license except for the licenses set forth on Schedule 3.18(c), or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or, to each member of Company Group’s best knowledge, charge; and

(iii) no action, suit, proceeding, hearing, claim or, investigation is pending, or to the best knowledge of each member of Company Group, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) to each member of Company Group’s best knowledge, no member of Company Group has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except as identified on Schedule 3.18(c)(iv).

(d) Schedule 3.18(d) identifies each item of Third Party Business Intellectual Property that any third party owns and that any member of Company Group uses pursuant to license, sublicense, agreement, or permission with respect to the Business or the Business Assets. Company Group has made available to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Third Party Business Intellectual Property rights required to be identified in Schedule 3.18(d), to Company’s knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to each member of Company Group and the other parties thereto;

(ii) assuming the receipt of any required consents, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of the Third Party Business Intellectual Property rights is not subject to any outstanding injunction, judgment, order, decree or, ruling; and

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which any member of Company Group has received notice is pending, or threatened, which challenges the legality, validity, or enforceability of the underlying item of Third Party Business Intellectual Property rights.

(e) On the date hereof, no member of Company Group has knowledge of any new products, inventions, procedures, methods of manufacturing or processing or work of authorship that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process related to the Business or the Business Assets.

3.19. Books and Records. The books and records of Company Group are complete and correct in all material respects and Company Group has made available to Parent for examination the originals or true and correct copies of all documents material to the business of Company or the Business Assets, as conducted prior to the Effective Time by Company Group, and all other documents which Parent has requested in connection with the transactions contemplated by this Agreement. Except as set forth in any Schedule, the accounting books and records of Company Group have been maintained in accordance with Applicable Law and accurately reflect the basis for the financial condition and results of operations of Company Group as of the date thereof.

3.20. Accounts. Except as set forth on Schedule 3.20, each account receivable of the Company Group (collectively, the “Accounts Receivable”) has arisen from a bona fide transaction in the ordinary course of business, and there are no material offsets or credits that may be applied against the Accounts Receivable. To the Company’s knowledge, the Accounts Receivable will be collectible by Parent after the Effective Time in accordance with their stated terms without recourse to collection proceedings. All accounts payable of the Business (the “Accounts Payable”) have arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice. Except as set forth in Schedule 3.20, none of the Accounts Receivable or Accounts Payable are known to be in dispute or subject to any reduction or counterclaim.

3.21. Transactions with Affiliates. Schedule 3.21 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between any member of Company Group, on the one hand, with or for the benefit of any current or former partner, officer, director of any member of Company Group, other than ordinary course of business employment agreements. Schedule 3.21 lists all payments of any kind since December 31, 2003, from any member of Company Group to or for the benefit of any current or former partner, officer or director any member of Company Group, other than salary, bonuses, incentive compensation and other benefits, and non-material expenses incurred in the ordinary course of business. All outstanding debts, agreements, arrangements or other obligations of any member of Company Group to another member of Company Group were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property and are reflected on the Business Financial Statements.

3.22. Private Placement. Assuming the accuracy of Parent’s representations and warranties set forth in Article IV, no registration under the Securities Act is required for the offer and sale of the Shares pursuant to this Agreement. To the Company’s knowledge, no member of Company Group or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offer of the Shares pursuant to the Merger to fail to qualify for an exemption from registration under United States Federal securities laws.

3.23. Brokers. Except as set forth on Schedule 3.23, no member of Company Group has taken any action that would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.24. Title to Shares. The Shares are owned by the Stockholders, as set forth on Schedule 3.24, free and clear of all Encumbrances. Upon delivery of payment for the Shares due at the Effective Time as herein provided, Parent will have good and valid title to the Shares, free and clear of any Encumbrances (other than Encumbrances created by Parent and federal and state securities laws).

3.25. Officers and Directors.

(a) Schedule 3.25 is a list of the names and titles of all the current directors and officers of each member of Company Group.

(b) Except as set forth in Schedule 3.25, to each member of the Company Group’s knowledge, no director, officer or employee of any member of Company Group owns, directly or indirectly, any interest in any Person which is a competitor or potential competitor, supplier, customer, licensee or licensor of any member of Company Group or Parent.

3.26. Indebtedness. Except as set forth on Schedule 3.26, no member of Company Group has any indebtedness outstanding for borrowed money, including any capital lease or conditional sale or title retention agreement. No member of Company Group is in material default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by any member of Company Group or the operation of their respective businesses. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of each member of Company Group have been furnished to Parent.

3.27. Customers. Schedule 3.27 sets forth the ten largest customers of each member of Company Group as of the date hereof. The relationships of Company Group with their customers are good commercial working relationships, and no customer has during the last 12 months, canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with any member of Company Group or has during the last 12 months decreased or threatened to decrease or limit its usage or purchase of the services or products of any member of Company Group, except for normal cyclical changes related to such customers’ businesses and except for those changes which have not, in the aggregate, resulted, or could not in the aggregate result, in a Material Adverse Effect. No member of Company Group has knowledge that any such customer intends to cancel or otherwise substantially modify its relationship with any member of Company Group or to decrease materially or limit its services, supplies, or materials to them or its usage or purchase or their services or products, and the consummation of the transactions contemplated hereby will not, to the knowledge of each member of Company Group, adversely affect the relationship of any member of Company Group with any such customer.

3.28. Bank Accounts, Etc. Schedule 3.28 is a true, correct and complete list, as of the date hereof, of (a) all banks, trust companies, savings and loan associations and brokerage or other firms that have issued bank guarantees, bills of exchange, letters of credit or banker’s acceptances for the account of any member of Company Group, (b) each such institution in which any member of Company Group has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto or to authorize transactions therein, (c) the names of all Persons, if any, holding powers of attorney from any member of Company Group and a summary statement of the terms thereof, and (d) all credit card and similar accounts on which any member of Company Group may be liable and the names of the Persons holding such cards or authorized to use such accounts.

3.29. Insurance.

(a) Schedule 3.29 is a list and summary description (including nature of coverage, policy limits, deductibles, annual premiums and loss experience for the most recently completed calendar year) of all insurance policies held by or on behalf of each member of the Company Group as of the date hereof, copies of which have been supplied to Parent.

(b) Each member of Company Group (i) maintains such types and amounts of insurance against such risks and losses as are necessary and customary for companies similarly situated in the business in which such member of Company Group is engaged and at the locations where such member of Company Group conducts business, and (ii) has policies representing such insurance which are in full force and effect.

(c) No member of Company Group has received any notice of actual or proposed cancellation or of reduction in coverage of, or of any material increase in premium under, such insurance policies. No member of Company Group has failed to notify or present a claim or notice of loss within the time required under the terms of any such insurance policies.

3.30. Suppliers. No supplier of raw materials, products or services has given notice to any member of Company Group that it intends to curtail or may curtail any of the raw materials, products or services used by such member of Company Group in the operation of its business as conducted on the date hereof or as intended to be conducted by Parent. No member of Company Group has knowledge of any plans by such suppliers for any such curtailment.

3.31. Disclosure. The representations, warranties and statements contained in this Agreement and the Ancillary Agreements and in the certificates, exhibits and schedules delivered by any member of Company Group to Parent pursuant to this Agreement or an

Ancillary Agreement which, when taken together, do not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article IV), except as set forth in the various Schedules identified below in this Article IV delivered by Parent to Company on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and lettered paragraphs contained in this Article IV and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof.

4.1. Organization and Authority. Each of Parent and Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 4.1, and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by all necessary corporate action. Each of Parent and Subsidiary has all power and authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

4.2. Authorization; Binding Obligation. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Subsidiary are the valid and legally binding obligations of each of Parent and Subsidiary, enforceable against them in accordance with their terms.

4.3. No Violations.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Parent and Subsidiary and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governance document of any of them or in a material violation of any statute, rule, regulation or ordinance applicable to any of them or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which any of them is a party or by which any of their assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over any of them or any of their assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of any of them to consummate the transactions contemplated hereby, except where the failure of compliance would not have a material adverse effect on or delay the ability of any of them to consummate the transactions contemplated hereby.

(b) Except for the consent of CIT Business Group/Business Credit, Inc., the consent or approval of Parent as sole stockholder of Subsidiary and the making of the Merger Filing, no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Parent or Subsidiary in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Subsidiary to consummate the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS

5.1. Information.

(a) Company Group will provide to Parent and to its officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege), reasonable access to its officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing at the Effective Time and relating to Company Group, the Shares and the conduct of the Business, and will make its officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Parent, or the conduct of the Business by each member of Company Group, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to Company Group, the Shares or the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to Company Group, the Shares or the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Each member of Company Group and Parent shall maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the tenth (10th) anniversary of the Effective Time, such party will offer in writing at least 60 days prior to such destruction or disposition to surrender them to the other party.

(b) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two (2) Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

5.2. Ancillary Agreements. On or prior to the Closing Date, Parent shall execute and deliver to Company and Company shall execute and deliver to Parent, the Ancillary Agreements and such other ancillary agreements as are necessary to the consummation of the transactions contemplated therein and in this Agreement.

5.3. Tax Matters.

(a) Parent will be responsible for the preparation and filing of all Returns for Company Group that are due (giving effect to valid extensions) after the Effective Time for all taxable periods ending on or before the Effective Time and of all Returns of Company Group for all taxable periods ending after the Effective Time. Parent will be responsible for and make all payments required with respect to any such Return.

(b) Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, license and registration fees, and recording fees imposed by any Governmental Authority, if any, upon the transfer of the Shares hereunder relating to such transfer (the “Transfer Taxes”) shall be paid one-half by Stockholders and one-half by Parent.

5.4. Employees and Employee Benefits; Options.

(a) Schedule 5.4(a) contains a true and complete list showing the names, title, hire date and current annual salary rates, commissions, bonuses and incentive compensation, as applicable, total earnings for 2003 and 2004 (as of March 31, 2004), status (full or part-time, active or inactive, whether as a result of a Leave of Absence or disability, specifying long-term or short-term) of all the Business Employees. Company shall provide to Parent, to the extent permitted by applicable law, such information regarding the Business Employees as is contained in Company Group’s personnel records, including (without limitation) copies of such records as may be reasonably requested by Parent.

(b) Prior to the Effective Time, Parent, in its sole discretion, may offer employment agreements to certain Business Employees for any period following the Effective Time. Company Group shall provide Parent with access to such Business Employees and any assistance reasonably requested by Parent in negotiating and executing such employment agreements on or prior to the Effective Time.

(c) Aside from any Business Employee who executes an employment contract with Parent on or prior to the Effective Time: (i) all terms of employment of each Business Employee shall be determined by Parent in its sole discretion; provided that Parent shall offer such Business Employees benefits pursuant to the benefits plans substantially similar to those benefits provided by Parent to its employees; and (ii) employment of Business Employees with Parent will be employment at will and Parent shall have the right to terminate the employment of any Business Employee at any time, for any reason, and to change the terms of such Business Employee’s wages, salaries, and benefits subject to subsection (c)(i), applicable law, and obligations of Parent to such Business Employee under any collective bargaining agreement or by a requirement of law or any regulation thereunder.

(d) At Closing, Company shall cause its officers and directors to execute and deliver their resignations of all positions at the Company held by each of them together with a release executed by each of them releasing Parent from any and all claims arising out of or relating to any period prior to the Effective Time except for claims pursuant to this Agreement, the Ancillary Agreements and their rights to indemnification and exculpation under the Company’s bylaws (collectively, the “Releases”).

(e) Company will, at its sole cost and expense, cause all Options to be exercised, converted or otherwise terminated or forfeited prior to Closing. Company Group will cause all right title and interest in and to any shares of capital stock issued upon exercise or conversion of any such Options to be delivered to Parent at Closing free and clear of all Encumbrances.

5.5. Notice to Parent. Company will promptly notify Parent in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements hereunder. Company shall notify Parent promptly of the occurrence of any of the following:

(a) a fire or other casualty causing Damage to the Premises or the Business;

(b) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Premises;

(c) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises, the Business or any real property adjacent to the Premises or setting forth any requirements with respect thereto;

(d) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any subtenant of the Leased Real Estate;

(e) receipt of any notice of default from the holder of any lien or security interest in the Premises, the Business or any portion thereof,

(f) notice of any actual or threatened litigation against any member of Company Group or affecting or relating to the Premises, the Business or the transactions contemplated by this Agreement;

(g) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Premises, the Business or any member of Company Group;

(h) with regards to the Premises, the Business or each member of Company Group, the receipt of any tax assessment disputes (pending or threatened) prior to Closing and no member of Company Group will agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Parent’s prior written consent; or

(i) any action taken or threatened by any Stockholder to enforce such Stockholder’s Dissenter’s Rights.

5.6. Conduct of the Business. Company Group covenants to Parent that, from the date hereof to the Effective Time, Company Group will conduct the Business and use the Business Assets only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, each member of Company Group covenants to Parent that it will:

(a) preserve the business and sales organization of Company Group intact, keep available the services of the present officers and directors of each member of Company Group and preserve intact their relationship and goodwill with respective suppliers, customers, employees, creditors and others having business or other dealings with the Business;

(b) maintain the books of account and records of Company in its usual, regular and ordinary manner, consistent with its past practice;

(c) maintain all Business Intellectual Property in the same standing as exists on the date hereof and continue the prosecution of all applications therefore;

(d) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Business Assets, the Shares or the Business;

(e) maintain and keep the Business Assets in at least as good condition and repair, ordinary wear and tear excepted, as the condition and repair of the Business Assets as of the date hereof,

(f) pay when due all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of the Business Assets or the Shares, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings;

(g) maintain in full force and effect and comply with, in all material respects, all Governmental Permits, certificates, licenses, approvals and authorizations required under all laws in connection with the Business, and comply with all laws, rules and regulations applicable to the Business;

(h) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

(i) duly comply in all material respects with all applicable laws, regulations and orders and shall not take or omit to take any action that would cause a default under or material breach of any Contract, commitment or obligation of any member of Company Group;

(j) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

(k) not enter into or amend any employment (excluding any changes to salaries of less than five percent), severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any Business Employee;

(l) not increase or decrease the aggregate number of the Business Employees and consultants by more than 5% without the prior written permission of Parent;

(m) not enter into any agreement with a supplier providing for delivery to any member of Company Group of materials in amounts in excess of those which such member of Company Group, using sound business judgment, reasonably projects to be used during the next calendar quarter;

(n) not incur or agree to incur any Indebtedness;

(o) not incur or agree to incur any liability or obligation or enter into any agreement or transaction, except in the ordinary course of business consistent with past practice, on substantially the same or more favorable terms;

(p) not mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any asset or property of any member of Company Group;

(q) not adopt or modify or pay any bonus, pension, profit sharing or other compensation plan, other than budgeted increases for Business Employees or enter into or modify any contract or terms and conditions of employment other than as set forth on Schedule 5.6(q);

(r) not declare or pay any dividends or distribute cash or securities to its shareholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure issue any Options or issue any additional shares of its capital stock, including without limitation, any change in authorized, issued or outstanding capital stock or any issuance, subdivision or reclassification of any shares of capital stock, except for shares of Common Stock of Company issued pursuant to exercise or conversion of Options;

(s) not amend the certificate or articles of incorporation, bylaws, operating agreement or other organizational document of any member of Company Group;

(t) not make any capital expenditures in excess of $10,000;

(u) not waive, release or transfer any right greater than $10,000 in aggregate value;

(v) not pay, compromise or settle any claim, action, suit or proceeding; and

(w) not take any other action (i) which would result in a Material Adverse Effect with respect to any member of Company Group, the Business Assets or the Shares or (ii) which if taken prior to the date hereof would constitute a breach of any representation or warranty contained in this Agreement.

5.7. Material Consents. Company agrees to use its commercially reasonable efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3(a) or Schedule 3.3(b), which consents shall be in a form reasonably satisfactory to Parent.

5.8. Confidentiality. Following Closing, each of the Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Stockholder will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is compelled to disclose any Confidential Information in accordance with applicable law or regulatory authority, that Stockholder may disclose the Confidential Information; provided, however, that the disclosing Stockholder shall use his or its commercially reasonable efforts to obtain, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

5.9. Exclusive Dealing.

(a) During the term of this Agreement Company and its Affiliates shall not, directly or indirectly, through any officer, director, employee, representative (including bankers and attorneys), stockholder or agent of Company and its Affiliates or any of their subsidiaries, take any of the following actions with any party other than Parent or its subsidiaries:

(i) solicit, initiate, encourage or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements (each a “Proposal”) for, the acquisition of (A) all or any substantial portion of the assets of and member of Company Group’s business (other than the sale of Company Group’s products in the ordinary course of business consistent with past practice or) and (B) any of the capital stock or equity interest of any member of Company Group (other than option and restricted stock grants to management);

(ii) solicit or respond to any request for information or any offer or inquiry from any other person regarding a Proposal for, the distribution of products of any member of Company Group (other than in the ordinary course of business consistent with past practices); or

(iii) disclose any confidential content of the discussions between any member of Company Group and Parent.

In the event that after the date hereof any member of Company Group shall receive any request, offer or proposal, directly or indirectly, of the type referred to in clauses (i) or (ii) above, the Company Group shall promptly inform Parent as to any such offer or proposal.

(b) Any violation of the restrictions set forth in Section 5.9(a) by any director or officer of any member of Company Group or any of any member of Company Group’s financial advisers, attorneys, accountants, or other representatives, acting on behalf of any member of Company Group, shall be deemed a violation of Section 5.9(a) by Company Group.

(c) Each member of Company Group shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Proposal for any transaction described in Sections 5.10(a)(i) or (ii), and will promptly request in writing that each such Person return or destroy all confidential information previously produced to that person by any member of Company Group.

(d) Each member of Company Group shall immediately notify Parent upon receipt by them or their advisers of any request for non-public information in connection with an Proposal for any transaction described in Sections 5.9(a)(i) or (ii), or for access to the properties, books, or records thereof by any Person that informs any member of Company Group that it is considering making, or has made, a Proposal for any transaction described in Sections 5.9(a)(i) or (ii). Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the proposal, inquiry, or contact and the identity of the Person making such Proposal or the request.

5.10. Settlement of Litigation. In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, each party shall have the right, at its own expense, to participate therein, and the other parties will not settle any such litigation without the consent of such party, which consent will not be unreasonably withheld.

5.11. Intangible Asset Information. Upon Parent’s request, each member of Company Group shall promptly provide Parent with copies of records and such other information that Parent deems necessary or desirable for the purpose of conducting an appraisal and due diligence of the intangible Business Assets, including the Business Intellectual Property (the “Appraisal”). Each member of Company Group shall make available its officers and Business Employees, upon reasonable notice from Parent, for the purpose of assisting Parent or its agents with such appraisal.

5.12. Financial Statements. Company will provide Parent with the Business Financial Statements, certified in writing by the Chief Financial Officer of Company to be accurate, complete and in compliance with Section 3.4(c) of this Agreement (“Certified Financial Statements”), and such other financial information, as is necessary in order to permit Parent to comply with federal and state securities laws. Company Group will cause the Chief Financial Officer of Company to execute and deliver all reasonable certifications and representation letters requested by Parent for all periods through and including the Effective Time.

5.13. Further Assurances. Prior to, on and after the Effective Time, Company agrees, at the request of Parent and without any additional consideration, to do, make, execute, acknowledge and deliver all such other instruments of conveyance, assignment, transfer and consent with regard to the transactions contemplated by this Agreement as Parent may reasonably require. Each Stockholder further agrees to reasonably cooperate with Parent, at Parent’s request, in any controversy with third Persons with respect to such Stockholder’s prior ownership of the Shares.

5.14. Expenses. Parent shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Company shall bear its own expenses and the expenses of the Stockholders incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

5.15. Additional Post-Closing Covenants. Parent, and each member of Company Group agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting Party is entitled to indemnification therefor pursuant to this Agreement). Stockholders and Company acknowledge and agree that from and after the Closing Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each member of Company Group.

(b) Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving any member of Company Group, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

(c) Transition. Company will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any member of Company Group from maintaining the same business relationships with such member of Company Group after the Closing as it maintained with such member of Company Group prior to the Closing.

(d) Closing Financial Statements. Company will provide Parent with Closing Financial Statements certified by Jack Steinkrauss to be true and complete in all material respects no later than thirty (30) days following the Effective Time.

5.16. Capitalization Certificate. On or before Closing, Company shall provide to Parent, the Capitalization Certificate.

5.17. Disclosed Obligations. Parent and Company will cooperate with each other to resolve the Disclosed Obligations on a favorable basis prior to Closing.

5.18. Indemnification.

(a) Parent shall cause, and shall cause Company to, and Company shall, indemnify and hold harmless, to the fullest extent permitted under the Certificate of Incorporation and By-laws of Company (the “Company Charter Documents”) as now in effect, the individuals who on or prior to the Effective Time were officers or directors of Company or its subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Company or its Subsidiaries at any time prior to the Closing. Parent agrees to cause Company to agree that, all rights of the D&O Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the Company Charter Documents and the respective charter documents of Company’s subsidiaries as now in effect shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by law.

(b) The provisions of this Section 5.18(i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitees, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(c) Except with respect to the Merger, in the event that within eighteen (18) months after Closing, Parent (i) consolidates with or merges into any other Person and is not the continuing or surviving, corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume all of the obligations thereof set forth in this Section 5.18.

5.19. Stockholder Approval. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the requisite approval of its stockholders, as set forth in Section 3.1(c) hereof, either at a meeting of Stockholders, or by written consent of Stockholders, and, subject to the fiduciary duties of the board of directors of the Company under applicable law, shall use its reasonable best efforts to obtain such Company Stockholders’ Approval within thirty (30) days after the date of this Agreement. The Company shall, through its board of directors, but subject to the fiduciary duties of the members thereof, recommend to its stockholders approval of the transactions contemplated by this Agreement.

5.20. Satisfaction of Liens. Prior to Closing the Company shall satisfy, pay and discharge the Liens.

5.21. Assignment of Business Intellectual Property. Upon the effectiveness of the Merger, Surviving Corporation shall assign all of its right, title and interest in and to the Business Intellectual Property to BRC.

ARTICLE VI

CLOSING

6.1. Conditions Precedent to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be conditioned upon: (a) all governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date, provided, however, that the failure of any party to obtain such governmental consents or approvals shall not relieve such party of its obligation to consummate the transactions contemplated hereby if such failure is due to the default or delay of the party responsible for obtaining such consents and approvals; and (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, promulgated or enforced by any court, governmental authority or regulatory body which restrains, prohibits or prevents the consummation of the transactions contemplated hereunder.

6.2. Conditions Precedent to Parent’s Obligations. Parent’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) Performance. Each member of Company Group shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of each member of Company Group contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and (except to the extent such representation speaks as of an earlier date) on and as of the Closing Date as if made at and as of such date, and Parent shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Company, in form and substance reasonably satisfactory to Parent, to that effect.

(b) Secretary’s Certificate of Company. Company shall have delivered to Parent a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, of the Secretary or an Assistant Secretary of Company certifying that: (i) attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Company and the Merger, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof; and (ii) that the persons named therein are duly elected, qualified and acting officers of Company and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

(c) Good Standing Certificates of Company. Each member of Company Group shall have delivered to Parent a certificate of good standing dated not more than ten days before the Closing Date, certifying that such member of Company Group is a corporation or other organization in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Parent’s ownership or control of any of the Shares or the operation of the Business, and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Absence of Material Adverse Effect. After the date hereof there shall not have occurred nor shall there exist any event or condition, which individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect or Material Real Estate Impairment.

(f) Ancillary Agreements. Company and the Stockholder Representative shall have duly executed and delivered to Parent the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

(g) Instruments of Transfer. Company shall have delivered to Parent the Shares with certificates representing the Shares duly endorsed by the registered holders in favor of Parent.

(h) Required Consents. Company Group shall have obtained and delivered to Parent all consents listed or required to be listed on Schedule 3.3 in form and substance reasonably satisfactory to Parent.

(i) Opinion of Counsel. Parent shall have received an opinion of McDermott Will & Emery, as counsel for Company Group, substantially in the form attached hereto as Exhibit 6.2(i).

(j) Option Cancellation. All outstanding Options, if any, shall have been converted into shares of capital stock of the Company or terminated prior to the Effective Time.

(k) Release. Parent shall have received the Releases.

(l) Board Resignation. The Board of Directors of each member of Company Group shall have tendered their written resignations.

(m) Financial Statements. Parent shall have received the Certified Financial Statements.

(n) Capitalization Certificate. Parent shall have received the Capitalization Certificate.

(o) Dissenting Shares. The Company shall have solicited and obtained consents to the Merger and/or waivers with respect to appraisal rights under Section 262 of the Delaware General Corporation Law (“Dissenter’s Rights”) from the holders of at least 90% of the Shares and those Stockholders asserting their Dissenter’s Rights shall represent no more than three percent (3%) of the issued and outstanding Shares.

(p) Liens. Parent shall have received satisfactory evidence of discharge of the Liens.

6.3. Conditions Precedent to Company’s Obligations. Company’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:

(a) Performance. Parent shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and (except to the extent such representation speaks as of an earlier date) on and as of the Closing Date as if made at and as of such date, and Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent, in form and substance reasonably satisfactory to Company, to that effect.

(b) Secretary’s Certificates of Parent. Parent shall have delivered to Company a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Company, of the Secretary or an Assistant Secretary of Parent certifying (i) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Parent, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Parent and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (ii) that the persons named therein are duly elected, qualified and acting officers of Parent and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

(c) Good Standing Certificates of Parent. Parent shall have delivered to Company a certificate of good standing dated not more than ten days before the Closing Date, certifying that such Parent is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or

Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Ancillary Agreements. Parent shall have duly executed and delivered to Company the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION, SURVIVAL AND DISPUTE RESOLUTION

7.1. Indemnification and Survival of Representations and Warranties and Covenants.

(a) All of the representations, warranties and covenants of the parties contained in this Agreement or any agreement or instrument delivered in connection with Closing, except as set forth in Section 7.1(c), shall survive the Closing and continue in full force and effect for the Survival Period.

(b) Parent (an “Indemnifying Person”) agrees to indemnify, defend and hold Company Group and each of their respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from any and all Damages suffered by them arising out of, related to or resulting from a breach by the Indemnifying Person of its representations, warranties and covenants contained in this Agreement, after the Effective Time provided that the Indemnified Person makes a written claim for indemnification against the Indemnifying Person within such Survival Period.

(c) Company and its subsidiaries (each an “Indemnifying Person”) jointly and severally agree to indemnify, defend and hold Parent and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless, except as set forth in Section 7.1(d), from any and all Damages suffered by them arising out of, related to or resulting from a breach by the Indemnifying Person of its representations, warranties and covenants contained in this Agreement, any failure to satisfy any, or Damages relating to any, Undisclosed Liabilities and Disclosed Obligations to the extent such Disclosed Obligations in the aggregate exceed $1,700,000, after the Effective Time provided that the Indemnified Person makes a written claim for indemnification against the Indemnifying Person within such Survival Period.

(d) Notwithstanding Section 7.1(c), Company agrees to indemnify Parent and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) for any and all Damages arising out of, related to or resulting from fraud or intentional breach. Company’s indemnification obligation pursuant to this Section 7.1(d) shall be unlimited and shall survive for an indefinite period after the Effective Time.

(e) Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid and making adjustment for any premium increases.

(f) Notwithstanding any other provision of this Section 7.1, an Indemnified Person shall be entitled to indemnification hereunder in the full amount of Damages with respect to the breach of a representation or warranty by the Indemnifying Person only when the aggregate of all Damages from all such breaches of representations and warranties by the Indemnifying Person exceeds $160,000 (the “Threshold Amount”). Any qualifications and exceptions relating to materiality, Material Real Estate Impairment or Material Adverse Effect with respect to any representations or warranties shall be disregarded for the purposes of determining whether an Indemnified Person shall be entitled to indemnification with respect to such representations or warranties.

7.2. Indemnification Procedures. In the event that any Indemnified Person incurs or suffers any Damages with respect to which indemnification may be sought pursuant to Section 7.1, the Indemnified Person must assert the claim by giving to the Indemnifying Party (or if the Company is the Indemnifying Party, the Stockholder Representative) written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”). Within thirty (30) days of receipt of the Claim Notice (“Response Period”), the Indemnifying Person (or if the Company is the Indemnifying Party, the Stockholder Representative) shall respond to the Indemnified Person in writing to accept the claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Party (or if the Company is the Indemnifying Party, the Stockholder Representative) fails to responds within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party (or if the Company is the Indemnifying Party, the Stockholder Representative) and shall be paid in full within 30 days following the end of the Response Period.

7.3. Claims for Damages.

Promptly after receipt by a Person entitled to indemnification under this Article VII (an “Indemnified Person”) of notice of the assertion of claim for Damages against it, such Indemnified Person shall give notice to the Person obligated to provide indemnification, under such Section (an “Indemnifying Person”) of the assertion of such claim for Damages; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such claim for Damages is prejudiced by the Indemnified Person’s failure to give such notice.

If an Indemnified Person gives notice to the Indemnifying Person of the assertion of such claim for Damages, the Indemnifying Person shall be entitled to participate in the defense of such claim for Damages, to the extent that it wishes (unless (i) the Indemnifying

Person is also a Person against whom the claim for Damages is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such claim for Damages and provide indemnification with respect to such claim for Damages), to assume the defense of such claim for Damages with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim for Damages, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such claim for Damages, in each case subsequently incurred by the Indemnified Person in connection with the defense of such claim for Damages, other than reasonable costs of investigation, unless the Indemnified Person determines that a conflict of interest exists between the Indemnifying Person and the Indemnified Person in which case the Indemnifying Person shall pay the fees of one counsel and other expenses of the Indemnified Person with respect to the defense of such claim for Damages. If the Indemnifying Person assumes the defense of the claim for Damages, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that claim for Damages are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims for Damages may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such claims for Damages effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any claim for Damages and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim for Damages, the Indemnifying Person will be bound by any determination made in such claim for Damages or any compromise or settlement effected by the Indemnified Person.

Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim for Damages may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such claim for Damages, but the Indemnifying Person will not be bound by any determination of any claim for Damages so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent (which may not be unreasonably withheld).

With respect to any claim for Damages subject to indemnification under this Article VII (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such claims for Damages and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim for Damages.

With respect to any claim for Damages subject to indemnification under this Article VII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its reasonable best efforts, in respect of any claim for Damages in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any claim for Damages shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.4. Procedure of Indemnification – Other Claims. A claim for any matter not involving a claim for Damages may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

7.5. Dispute Resolution. In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 7.2 which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Except as set forth in the following sentence, such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association. If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then Stockholders Representative and Parent shall select an arbitrator within the following 10 days, the two arbitrators selected by the parties shall select a third arbitrator within 20 days, and all three arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal.

7.6. Release of Escrow. Parent shall be entitled to the release of amounts in the Escrow Fund in satisfaction of Damages pursuant to the terms of the Escrow Agreement. Upon the first anniversary of the Effective Time, Parent shall authorize the release to Stockholders Representative of the balance remaining in the Escrow Fund in an amount to each Stockholder equal to such Stockholder’s Entitlement Ratio multiplied by the aggregate balance released by the Escrow Agent. Notwithstanding the preceding sentence, in the event there is an asserted or threatened, but unresolved claim for Damages for which Parent has provided notice to Stockholders Representative prior to the end of the applicable Survival Period, then, at Parent’s option, the amount of the unresolved claim, as alleged by Parent, shall remain held in the Escrow Fund until the claim is resolved.

7.7. Limitation of Liability. The parties acknowledge and agree that after the Effective Time the foregoing indemnification provisions in this Article VII shall be, with the exception of an intentional breach or fraud, the exclusive remedy of each party with respect to the breach of the representations, warranties and covenants of the other party contained in this Agreement. Regarding claims for indemnification against the Parent, with the exception or claims brought pursuant to Section 7.1(d) or claims for specific performance or equitable relief, the maximum amount that an Indemnified Person shall be entitled to recover from an Indemnifying Person for a breach of a representation or warranty shall be $1,700,000.

Regarding claims for indemnification against the Company, with the exception of claims made pursuant to Section 7.1(d), or for specific performance or equitable relief, the Escrow Fund shall be the sole source of recovery from the Company, and the portion of the Escrow Fund payable to any Stockholder upon release of the Escrow Funds shall be an amount equal to such Stockholder’s Entitlement Ratio multiplied by the amount released from the Escrow Fund.

ARTICLE VIII

TERMINATION

8.1. Termination.

(a) Generally. This Agreement may be terminated at any time before the Effective Time:

(i) by mutual written consent of Parent and Company; or

(ii) by Parent or by Company if the transactions contemplated hereby have not been consummated on or before August 15, 2004 (which date may be extended by the mutual written consent of Parent and Company), provided that such failure to consummate the transaction is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(b) Company Termination. Company may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.3 shall become impossible to fulfill other than for reasons within the control of Company, and such conditions shall not have been waived by Company; or

(ii) Parent shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Parent of such failure or, (B) breached a representation or warranty contained in Article IV or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Parent of such breach, and the conditions set forth in Section 6.3(a) cannot be satisfied; or

(c) Parent’s Termination. Parent may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.2 shall become impossible to fulfill other than for reasons within the control of Parent, and such conditions shall not have been waived by Parent; or

(ii) Company shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Company of such failure or, (B) breached a representation or warranty contained in Article III or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Company of such breach, and either the condition set forth in Section 6.2(a) or the condition set forth in Section 6.2(k) cannot be satisfied; or

8.2. Procedure and Effect of Termination. Upon termination of this Agreement by Company or by Parent under Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 5.9, Article VII, this Section 8.2, Section 8.3 or Article IX, all of which shall survive the termination, or to the extent the termination is the direct result of a material breach by the party of a representation, warranty, or covenant contained in this Agreement.

8.3. Waiver. At any time prior to the Effective Time, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the party granting such extension or waiver.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, two Business Days after delivery to DHL, Federal Express or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to any member of Company Group, to:

If to Stockholder Representative, to:

John Steinkrauss

c/o Stargus, Inc.

300 Brickstone Square

Suite 701

Andover, MA 01810

Fax No.: (978) 247-7181

With a copy to:

McDermott Will & Emery

28 State Street

Boston, MA 02109-1775

Attn: John J. Egan, III, P.C.

Fax No.: (617) 535-3800

If to Parent, to:

Broadband Management Solutions, LLC

60 Decibel Road

State College, PA 16801

Attn: Chief Executive Officer

Fax No.: (814) 237-5574

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Brian D. Doerner

Fax No.: (215) 864-8999

9.2. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

9.3. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, and the Ancillary Agreements sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

9.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

9.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.6. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

9.7. Public Announcement. Neither any member of Company Group nor Parent shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its best efforts to advise the other parties thereof and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

9.8. No Third Party Beneficiaries. Except as set forth in Section 9.12, nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and its successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

9.9. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

9.10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.11. Amendments. No amendments, or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all parties hereto.

9.12. Appointment of Stockholder Representative. By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints the Stockholder Representative as the true and lawful agent and attorney-in-fact of each Stockholder with full power of substitution to act in the name, place and stead of and on behalf of each Stockholder (i) with respect to the consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements, and (ii) under, with respect to, or in any matter resulting from, relating to, or arising out of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the performance of each of Stockholder’s obligations hereunder or thereunder, including the power:

(a) to act in the name, place and stead of and on behalf of each Stockholder with regard to matters pertaining to indemnification referred to in this Agreement and/or the Ancillary Agreements, including, without limitation, the power to compromise or resolve any indemnity claim on behalf of each Stockholder;

(b) to defend the interests of each Stockholder under, with respect to, or in any matter resulting from, relating to, or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

(c) to act in the name, place and stead of and on behalf of each Stockholder to send or receive notification under, with respect to, or in any matter resulting from, relating to, or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

(d) to act in the name, place and stead of and on behalf of each Stockholder to exercise the rights and perform the obligations of each Stockholder under, with respect to, or in any matter resulting from, relating to, or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

(e) to participate in the Closing and to execute and deliver all agreements, certificates, documents and instruments in the name, place and stead of and on behalf of each Stockholder that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby or thereby;

(f) to deliver to the Parent one or more certificates representing each Stockholder’s Shares, together with stock powers duly executed by each Stockholder; and to receive funds from and give receipts of funds to the Parent and the Escrow Agent, including acceptance of the purchase price from the Parent in exchange for each Stockholder’s Shares, as adjusted pursuant to this Agreement;

(g) to pay costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Agreements, this Agreement and all other related agreements, certificates, documents and instruments, including, without limitation, legal, accounting and investment banking fees, out of amounts payable to each Stockholder under this Agreement; provided, that each Stockholder’s portion of such costs and expenses shall be determined on a pro rata basis based upon such Stockholder’s ownership of the Shares immediately prior to the Effective Time;

(h) to do or refrain from doing any further act or deed in the name, place and stead of and on behalf of each Stockholder that the Stockholder Representative deems necessary or appropriate in its sole discretion relating to or in connection with the subject matter of this Agreement, the Ancillary Agreements and/or the transactions contemplated, hereby or thereby as fully and completely as such Stockholder could do if personally present;

(i) to receive service of process or notice of claims in connection with any claims under this Agreement and/or the Ancillary Agreements.

Each Stockholder hereby ratifies and confirms as his, her or its own act, all that the Stockholder Representative shall do or cause to be done pursuant to the provisions hereof. Any service, ratification of any claim, request or act delivered to a Stockholder under, with respect to, or in any matter resulting from, relating to, or arising out of this Agreement, the Ancillary Agreements, all other related agreements, certificates, documents and instruments, or the transactions contemplated hereby or thereby will be deemed as having been duly served, ratified, requested, or acted to such Stockholder if served, ratified, requested, or acted to the Stockholder Representative.

2. Irrevocable Appointment. The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and the Parent, the Escrow Agent and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to herein. The death or incapacity of any Stockholder shall not terminate the authority and agency of the Stockholder Representative.

3. Standard of Conduct. The Stockholder Representatives shall act for each Stockholder on all matters set forth in this Agreement, the Ancillary Agreements and all other related documents and instruments and the transactions contemplated hereby or thereby in good faith and in the manner the Stockholder Representative believes to be in the best interest of any Stockholder and consistent with its obligations under this Agreement and the Ancillary Agreements and this Agreement, but the Stockholder Representative shall not be responsible to each Stockholder for loss or damage such Stockholder may suffer by the performance by the Stockholder Representative of its duties under this Agreement, the Ancillary Agreements, this Agreement or any other related agreements, documents and instruments, as the case may be, other than loss or damage arising from willful violation of the law by the Stockholder Representative or gross negligence in the performance by the Stockholder Representative of its duties under this Agreement, the Ancillary Agreements, or any other related agreements, documents and instruments, as the case may be.

4. Indemnification of Stockholder Representative. Each Stockholder hereby agrees severally to indemnify the Stockholder Representative and to hold the Stockholder Representative harmless from any loss, liability or expense incurred without willful violation of the law or gross negligence by the Stockholder Representative arising out of, or in connection with, its duties as Stockholder Representative, including, without limitation, the costs, fees and expenses incurred by the Stockholder Representative in defending against any claim or liability in connection therewith. Any such indemnity amount may be offset against any funds received by the Stockholder Representative from the Parent on behalf of the Stockholders; provided, that, each Stockholder’s portion of such indemnity amount shall be determined on a pro rata basis based upon such Stockholder’s respective ownership of the Shares immediately prior to the Effective Time.

5. Cost and Expenses. The Stockholder Representative’s acceptance of its appointment hereunder shall in no way obligate it in its capacity as the Stockholder Representative, to incur or pay, out of its own funds, any expenses arising out of a breach of this Agreement, except to the extent the Stockholder Representative incurs or is required to pay any such expenses in its capacity as a Stockholder.

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IN WITNESS WHEREOF, Parent, Company and Stockholders have caused this Agreement to be duly executed on their behalf by their respective duly authorized officers as of the day and year first written above

STARGUS, INC.

By:	/s/ John E. Sweeney
Name:	John E. Sweeney
Title:	President and Chief Executive Officer

STARGUS EMEA, LLC

By:	/s/ John E. Steinkrauss
Name:	John E. Steinkrauss
Title:	President and Chief Executive Officer

BROADBAND MANAGEMENT SOLUTIONS, LLC

By:	/s/ William T. Hanelly
William T. Hanelly Chief Financial Officer

BMS SUBSIDIARY, INC.

By:	/s/ William T. Hanelly
William T. Hanelly President

STOCKHOLDER REPRESENTATIVE

/s/ William J. Stuart
Name:	William J. Stuart

SCHEDULES FOR STARGUS, INC.

Schedule 3.1(b)	Subsidiaries

Schedule 3.3(a)	Violations

Schedule 3.3.(b)	Required Consents, Approvals, etc.

Schedule 3.4(a)	Capitalization

Schedule 3.5	Changes Since December 31, 2003

Schedule 3.6	Assets/Encumbrances

Schedule 3.7	Personal Property Condition

Schedule 3.8	Permits; Licenses

Schedule 3.9	Litigation

Schedule 3.10(a)	Benefit Arrangements

Schedule 3.10(d)	Group Health Plan ERISA Compliance

Schedule 3.10(e)	Parachute Payments

Schedule 3.10(f)(i)	Employment Agreements

Schedule 3.10(f)(ii)	Schedule of Benefits

Schedule 3.10(g)	Labor Disputes

Schedule 3.11	Contracts

Schedule 3.12(a)	Environmental Compliance/Permits

Schedule 3.12(b)	Environmental Violations

Schedule 3.12(c)	Hazardous Substance Claims

Schedule 3.12(d)	Hazardous Substance Management

Schedule 3.12(e)	Hazardous Substance Disposal

Schedule 3.12(f)	Hazardous Substance Release

Schedule 3.12(g)	Notice of Hazardous Substance Release

Schedule 3.12(i)	Future Environmental Claims

Schedule 3.12(j)	Environmental Studies

Schedule 3.14	Warranty Claims

Schedule 3.15(a)	Location of Business Assets

Schedule 3.16(a)(i)	Real Estate Leases

Schedule 3.16(b)	Possession of Leased Real Estate

Schedule 3.16(c)	Regulation and Maintenance of Leased Real Estate

Schedule 3.16(d)	Leased Real Estate Fees/Commissions

Schedule 3.16(e)	Casualties, Condemnation, Eminent Domain

Schedule 3.17	Tax Matters

Schedule 3.18(a)	Business Intellectual Property

Schedule 3.18(b)	Intellectual Property Violations/Claims

Schedule 3.18(c)	Issued and Pending Intellectual Property

Schedule 3.18(c)(iv)	Intellectual Property Indemnification

Schedule 3.18(d)	Third Party Business Intellectual Property

Schedule 3.20	Accounts

Schedule 3.21	Transactions with Affiliates

Schedule 3.24	Title to Shares

Schedule 3.25	Officers and Directors

Schedule 3.26	Indebtedness

Schedule 3.27	Customers

Schedule 3.28	Bank Accounts, Etc.

Schedule 3.29	Insurance

Schedule 5.4(a)	Business Employees

Schedule 5.4(q)	Bonuses

The Registrant, C-COR Incorporated, hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.